Exhibit 99.1

Hercules Capital Reports First Quarter 2022 Financial Results

Record Quarterly Net Debt Portfolio Growth of $190.7 Million

Record Q1 Total Gross Debt and Equity Commitments of $615.2 Million

Q1 Total Gross Fundings of $351.6 Million

Undistributed Earnings Spillover of $171.7 Million, or $1.39(1) per Ending Shares Outstanding

Q1 2022 Financial Achievements and Highlights

•	Net Investment Income “NII” of $35.8 million, or $0.30 per share

•	Total Investment Income of $65.2 million

•	Record Q1 total gross debt and equity commitments of $615.2 million

•	Record Q1 net Hercules’ debt and equity commitments of $507.1 million(2)

•	Total gross fundings of $351.6 million

•	Total net Hercules’ fundings of $290.5 million(2)

•	Unscheduled early principal repayments or “early loan repayments” of $84.9 million, down 80.1% from $425.8 million in Q4 2021

•	$430.3 million of available liquidity, subject to existing terms and covenants

•	11.0% Return on Average Equity “ROAE” (NII/Average Equity)

•	5.5% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 100.8% and regulatory leverage of 87.7%(3)

•	Net Asset Value “NAV” of $10.82, a decrease of 3.6% from Q4 2021

•	11.5% GAAP Effective Yield and 11.1% Core Yield(4), a non-GAAP measure

Footnotes:

(1)	$1.45 per Weighted Average Shares Outstanding
(2)

Net Hercules’ commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC “Hercules Adviser” during the quarter

(3)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures
(4)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., May 5, 2022 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the first quarter ended March 31, 2022.

“After delivering record new commitments and fundings in 2021, the Company is off to a terrific start in Q1 with record net debt investment portfolio growth of over $190 million, driven by record Q1 gross new debt and equity commitments of over $615 million,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “We expect 2022 to be a year of continued momentum on originations which should drive strong growth of our portfolio of interest generating assets. This, combined with benefiting from rising interest rates, is expected to fuel our ability to grow our core income and NII over the remainder of the year assuming that the market remains favorable.”

Bluestein added, “Continuing to manage a healthy undistributed earnings spillover affords us the flexibility to invest in our team and platform while growing our portfolio and expanding our platform capabilities through our private funds. Maintaining a strong and diversified balance sheet and staying disciplined on new underwritings given the current equity market volatility will continue to be our key underlying themes for 2022 as we remain steadfast in delivering the best possible total shareholder returns.”

Q1 2022 Review and Operating Results

Debt Investment Portfolio

Hercules delivered record total gross new debt and equity commitments totaling $615.2 million and gross new fundings totaling $351.6 million.

During the first quarter, Hercules realized early loan repayments of $84.9 million, which along with normal scheduled amortization of $11.3 million, resulted in total debt repayments of $96.2 million.

The new debt investment origination and funding activities lead to a record net debt investment portfolio increase of $190.7 million during the first quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q4 2021 to Q1 2022

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at 12/31/21	$2,219.6	$144.2	$27.1	$2,390.9

New fundings(a)	344.4	3.4	3.8	351.6
Fundings assigned to or directly funded by Adviser Funds	(60.0)	(0.5)	(0.6)	(61.1)
Principal payments received on investments	(11.3)	—	—	(11.3)
Early payoffs(b)	(84.9)	—	—	(84.9)
Net changes attributed to conversions, liquidations, and fees	2.5	(1.1)	(0.2)	1.2

Net activity during Q1 2022	190.7	1.8	3.0	195.5

Balances at Cost at 3/31/22	$2,410.3	$146.0	$30.1	$2,586.4

Balances at Value at 12/31/21	$2,209.6	$186.5	$38.4	$2,434.5

Net activity during Q1 2022	190.7	1.8	3.0	195.5
Net change in unrealized appreciation (depreciation)	(9.0)	(25.2)	(3.5)	(37.7)

Total net activity during Q1 2022	181.7	(23.4)	(0.5)	157.8

Balances at Value at 3/31/22	$2,391.3	$163.1	$37.9	$2,592.3

(a)	New fundings amount includes $2.8M associated with revolver loans during Q1 2022.
(b)	Early payoffs include $0.9M paydown on revolvers during Q1 2022.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Ending Balance at Cost	$2,410.3	$2,219.6	$2,262.7	$2,238.8	$2,182.0
Weighted Average Balance	$2,293.3	$2,204.6	$2,193.4	$2,192.5	$2,119.3

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
First Lien Senior Secured	72.9%	77.0%	80.8%	82.1%	82.7%
Floating Rate w/Floors	94.7%	94.0%	95.9%	96.8%	96.8%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 11.5% during Q1 2022, as compared to 13.0% for the three months ended Q4 2021. The Company realized $84.9 million of early loan repayments in Q1 2022 compared to $425.8 million in Q4 2021, or a decrease of 80%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 11.1% during Q1 2022, within the Company’s expected range of 11.0% to 11.5%, and decreased slightly compared to 11.2% for the three months ended Q4 2021. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income decreased to $65.2 million for Q1 2022, compared to $68.8 million in Q1 2021. The decrease is primarily attributable to a decrease in total fee income due to a lower level of early payoffs between periods.

Non-interest and fee expenses were $17.3 million in Q1 2022 versus $17.6 million for Q1 2021. The decrease was due to a decrease in tax expenses offset by higher general and administrative and total employee compensation expenses.

Interest expense and fees were $13.5 million in Q1 2022, compared to $17.6 million in Q1 2021. The decrease was primarily due to lower cost of debt from the refinancing completed in 2021 and early 2022.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.0% in Q1 2022, as compared to 5.5% for Q1 2021. The decrease is primarily due to the refinancing completed in 2021 and early 2022 and higher utilization of the lower cost SBA loans.

NII – Net Investment Income

NII for Q1 2022 was $35.8 million, or $0.30 per share, based on 118.3 million basic weighted average shares outstanding, compared to $34.6 million, or $0.30 per share, based on 114.3 million basic weighted average shares outstanding in Q1 2021. The increase is primarily attributable to a decrease in total net operating expenses between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through March 31, 2022, (including net loan, warrant and equity activity and excluding loss on debt extinguishment and other non-credit related losses) on investments, totaled ($53.0) million, on a GAAP basis, spanning more than 17 years of investment activities.

When compared to total net new debt investment commitments during the same period of over $13.9 billion, the total realized gain/(loss) since inception of ($53.0) million represents approximately 38 basis points (“bps”), or 0.38%, of cumulative debt commitments, or an effective annualized loss rate of 2.2 bps, or 0.022%.

Realized Gains/(Losses)

During Q1 2022, Hercules had net realized losses of ($2.4) million comprised of gross realized gains of $5.0 million due to the sale of equity and warrant investments, offset by ($7.4) million of gross realized losses due to the loss on debt extinguishment of ($3.7) million, write-off of one debt investment of ($2.1) million and write-off of equity and warrants of ($1.6) million. Excluding the impact of the loss on debt extinguishment of ($3.7) million, Hercules had net realized gains of $1.3 million during Q1 2022.

Unrealized Appreciation/(Depreciation)

During Q1 2022, Hercules recorded ($36.7) million of net unrealized depreciation on our investments, net of the impact of foreign currency movements. This is primarily attributable to ($25.3) million of net unrealized depreciation attributable to valuation movements on the publicly traded equity and warrant investments, ($4.5) million attributable to valuation movements on privately traded equity, warrant and investment funds, ($8.0) million of net unrealized depreciation on debt investments, and $1.1 million of unrealized appreciation due to the reversal of unrealized depreciation upon a realization event, net foreign exchange movements and other net unrealized depreciation.

Portfolio Asset Quality

As of March 31, 2022, the weighted average grade of the debt investment portfolio, at cost, was 2.10, compared to 2.10 as of December 31, 2021, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, or underperforming relative to their respective business plans.

As of March 31, 2022, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q1 2022 - Q1 2021 ($ in millions)

	Q1 2022		Q4 2021		Q3 2021		Q2 2021		Q1 2021
Grade 1 - High	$469.0	19.6%	$409.0	18.5%	$692.1	30.6%	$637.2	28.4%	$497.5	22.8%
Grade 2	$1,208.3	53.6%	$1,208.3	54.7%	$1,103.8	48.8%	$1,192.7	53.1%	$1,240.7	56.8%
Grade 3	$631.8	26.4%	$581.4	26.3%	$458.2	20.2%	$403.8	18.0%	$426.2	19.5%
Grade 4	$10.2	0.4%	$8.3	0.4%	$8.3	0.4%	$8.4	0.4%	$20.4	0.9%
Grade 5 - Low	$—	0.0%	$2.6	0.1%	$1.1	0.0%	$1.3	0.1%	$0.2	0.0%
Weighted Avg. (at Cost)	2.10		2.10		1.92		1.93		2.01

Non-Accruals

The number of loans on non-accrual decreased quarter-over-quarter. As of March 31, 2022, the Company had one (1) debt investment on non-accrual with an investment cost and fair value of approximately $13.3 million and $0.1 million, respectively, or 0.5% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to December 31, 2021, the Company had three (3) debt investments on non-accrual with an investment cost and fair value of approximately $23.9 million and $10.1 million, respectively, or 1.0% and 0.4% as a percentage of the total investment portfolio at cost and value, respectively.

	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Total Investments at Cost	$2,586.4	$2,390.9	$2,425.4	$2,399.0	$2,403.8
Loans on non-accrual as a % of Total Investments at Value	0.0%	0.4%	0.3%	0.3%	0.3%
Loans on non-accrual as a % of Total Investments at Cost	0.5%	1.0%	1.0%	1.0%	1.0%

Liquidity and Capital Resources

The Company ended Q1 2022 with $430.3 million in available liquidity, including $59.3 million in unrestricted cash and cash equivalents, and $370.9 million in available credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

During Q1 2022, the Company sold 4.9 million shares of common stock under the equity ATM program for total net proceeds of approximately $85.2 million, including $0.9 million of offering expenses. As of March 31, 2022, approximately 10.7 million shares remain available for issuance and sale under the agreement.

On January 20, 2022, the Company issued $350.0 million in aggregate principal of notes, bearing interest of 3.375% due January 2027.

On February 1, 2022, the Company fully repaid the aggregate outstanding $230.0 million principal, $5.0 million of accrued interest and fees, and issued 981,169 shares of option value to noteholders that elected to convert pursuant to the terms of the 2022 Convertible Notes indenture.

On February 22, 2022, the Company fully repaid the aggregate outstanding $150.0 million of principal and repaid $5.6 million of accrued interest, fees and prepayment premium pursuant to the redemption terms of the 2022 Notes indenture. The Company recognized $3.6 million of prepayment premium and debt issuance costs associated with the extinguishment of the debt as a realized loss in Q1 2022.

Bank Facilities

As of March 31, 2022, there were $100.0 million outstanding borrowings under Hercules’ $400.0 million committed credit facility with Union Bank as Agent and $29.1 million of outstanding borrowings under Hercules’ $100.0 million committed credit facility with SMBC.

Leverage

As of March 31, 2022, Hercules’ GAAP leverage ratio, including its SBA debentures, was 100.8%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 87.7% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $59.3 million), was 83.2%. Hercules’ net leverage ratio, including its SBA debentures, was 96.3%.

Available Unfunded Commitments – Representing 13.8% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of March 31, 2022, the Company had $371.3 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 13.8% of Hercules’ total assets. This increased from the previous quarter of $286.8 million of available unfunded commitments or 11.0% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $615.2 million in new debt and equity commitments in Q1 2022, Hercules has pending commitments of $622.0 million in signed non-binding term sheets outstanding as of May 2, 2022. Since the close of Q1 2022 and as of May 2, 2022, Hercules has closed new gross debt and equity commitments of $334.8 million and funded $93.8 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by Hercules Adviser prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2022 Closed Commitments(a)(c)	$615.2
Q2 2022 Closed Commitments (as of May 2, 2022)(a)(c)	$334.8
Year-to-Date 2022 Closed Commitments (as of May 2, 2022)(a)(c)	$950.0
Q2 2022 Pending Commitments (as of May 2, 2022)(b)	$622.0
Year-to-Date 2022 Closed and Pending Commitments(a)(b)(c)	$1,572.0

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of March 31, 2022, the Company’s net assets were $1.33 billion, compared to $1.31 billion at the end of Q4 2021. NAV per share decreased 3.6% to $10.82 on 123.2 million outstanding shares of common stock as of March 31, 2022, compared to $11.22 on 116.6 million outstanding shares of common stock as of December 31, 2021. The decrease in NAV per share was primarily attributed to the net change in unrealized depreciation on publicly traded equity and warrants between periods and the supplemental distribution of $0.15 per share.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 94.7% of its debt investment portfolio being priced at floating interest rates as of March 31, 2022, with a Prime or Non-Prime based (LIBOR, SOFR or BSBY) interest rate floor, combined with 90.4% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of March 31, 2022, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
(75)	$(4,202)	$(329)	$(3,873)	$(0.03)
(50)	$(4,202)	$(221)	$(3,981)	$(0.03)
(25)	$(4,081)	$(111)	$(3,970)	$(0.03)
25	$4,641	$111	$4,530	$0.04
50	$9,307	$221	$9,086	$0.08
75	$14,535	$332	$14,203	$0.12
100	$19,769	$443	$19,326	$0.16
200	$41,753	$885	$40,868	$0.35

(1)	Source: Hercules Capital Form 10-Q for Q1 2022
(2)

EPS calculated on basic weighted shares outstanding of 118,296. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 76 portfolio companies with a fair value of $160.2 million and a cost basis of $143.6 million as of March 31, 2022. On a fair value basis, 50.4% or $82.2 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 103 portfolio companies with a fair value of $37.9 million and a cost basis of $30.1 million as of March 31, 2022. On a fair value basis, 19.9% or $7.5 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q1 2022 and YTD Q2 2022

As of May 2, 2022, Hercules held debt, warrant or equity positions in eight (8) portfolio companies that have completed or announced an IPO or M&A event, and five (5) companies that have registered for their IPOs or have entered into definitive agreements to go public via a merger or special purpose acquisition company, or “SPAC,” including:

IPO Activity in Q1 2022 and YTD Q2 2022

Completed:

•

In April 2022, Hercules’ portfolio company HilleVax, Inc. (NASDAQ: HLVX), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel vaccine candidates, completed its initial public offering at an initial price of $17.00 per share on the Nasdaq Global Select Market. Hercules initially committed $75.0 million in venture debt financing beginning in April 2022.

•

In March 2022, Hercules’ portfolio company Pineapple Energy, LLC (NASDAQ: PEGY), a leading provider of sustainable solar energy and back-up power to households and small businesses, completed its merger agreement with Communications Systems, Inc. (NASDAQ: JCS), an IoT intelligent edge products and services company. CSI will commence doing business as Pineapple Energy and continue to trade on the Nasdaq Global Select Market under the new ticker symbol “PEGY.” Hercules initially committed $12.3 million in venture debt financing beginning in December 2010 and currently holds 498,978 shares of common stock as of March 31, 2022.

•

In January 2022, Hercules’ portfolio company Gelesis Inc. (NYSE: GLS), a biotherapeutics company advancing superabsorbent hydrogels to treat excess weight and metabolic disorders, completed is reverse merger initial public offering with Capstar Special Purpose Acquisition Corp. (NYSE: CPSR), a SPAC. Hercules initially committed $3.0 million in venture debt financing in August 2008 and currently holds 1,716,107 shares of common stock as of March 31, 2022.

In Registration or SPAC:

•

In December 2021, Hercules’ portfolio company ZeroFox Inc., a cybersecurity software-as-a-service company, announced it has entered into a definitive agreement for a reverse merger initial public offering with L&F Acquisition Corp. (NYSE: LNFA), a SPAC. As part of the deal, ZeroFox will acquire IDX, a digital privacy protection and data breach response service company. The new company will be renamed ZeroFox Holdings Inc. and is expected to trade on the New York Stock Exchange under the ticker “ZFOX.” Hercules initially committed $30.0 million in venture debt financing beginning in June 2019 and currently holds warrants for 648,350 shares of Preferred Series C-1 stock as of March 31, 2022.

•

In December 2021, Hercules’ portfolio company Grove Collaborative, a leading sustainable consumer products company, announced it has entered into a definitive agreement for a reverse merger initial public offering with Virgin Group Acquisition Corp. II (NYSE: VGII), a SPAC sponsored by Virgin Group. Hercules initially committed $39.2 million in venture debt financing in April 2021 and currently holds warrants for 83,625 shares of common stock as of March 31, 2022.

•

In October 2021, Hercules’ portfolio company SeatGeek, a global technology ticketing marketplace and live entertainment technology platform, announced it has entered into a definitive agreement for a reverse merger initial public offering with RedBall Acquisition Corp. (NYSE: RBAC), a SPAC with a focus on sports, media and data analytics. Hercules initially committed $60.0 million in venture debt financing in June 2019 and currently holds warrants for 1,379,761 shares of common stock as of March 31, 2022.

•

In September 2021, Hercules’ portfolio company Intuity Medical, a commercial-stage medical technology and digital health company focused on developing comprehensive solutions to improve the health and quality of life of people with diabetes, announced it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for an initial public offering. Intuity intends to list its common stock on the Nasdaq Global Select Market under the stock symbol “POGO.” Hercules initially committed $30.0 million in venture debt financing beginning in December 2017 and currently hold warrants for 3,076,323 of Preferred Series B-1 stock as of March 31, 2022.

•	One Confidential S-1 Filer

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

M&A Activity in Q1 2022 and YTD Q2 2022

•

In April 2022, Hercules’ portfolio company Antares Pharma (NASDAQ: ATRS), a specialty pharmaceutical company focused primarily on the development and commercialization of pharmaceutical products and technologies that address patient needs in targeted therapeutic areas, announced that it has entered into a definitive agreement to be acquired by Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies, for $5.60 per share in cash, subject to certain conditions and customary closing conditions. Hercules cumulatively committed $60.0 million in venture debt financing beginning in June 2017.

•

In March 2022, Hercules’ portfolio company LogicSource, a leading provider of procurement services and technology solutions, announced that FTV Capital, a sector-focused growth equity investor in innovative enterprise technology and services businesses, acquired majority ownership via an $180 million investment. Hercules cumulatively committed $8.5 million in venture debt financing beginning in March 2016.

•

In March 2022, Hercules’ portfolio company Zimperium, Inc., a software development company that provides a suite of cybersecurity products that are used by enterprises to protect against mobile risk and attacks, announced that it has agreed to be acquired by Liberty Strategic Capital, a private equity firm focused on strategic investments in technology, financial services and fintech, and new forms of content, for approximately $525.0 million, subject to regulatory approvals and customary closing conditions. Hercules cumulatively committed $25.0 million in venture debt financing beginning in July 2021 and currently holds warrants for 20,563 shares of common stock as of March 31, 2022.

•

In March 2022, Hercules’ portfolio company Acacia Pharma Group plc (EURONEXT: ACPH), a commercial stage biopharmaceutical company focused on developing and commercializing novel products to improve the care of patients undergoing serious medical treatments, announced that they have entered into a definitive agreement to be acquired by Eagle Pharmaceuticals, Inc. (NASDAQ: EGRX), a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise, in a cash and stock transaction for approximately €94.7 million, subject to certain customary closing conditions. Hercules cumulatively committed $30.0 million in venture debt financing beginning in June 2018 and currently holds warrants for 201,330 shares of common stock as of March 31, 2022.

•

In January 2022, Hercules’ portfolio company EVERFI, Inc., a leading education technology innovator and pioneer of the field of Impact-as-a-Service (IaaS), was acquired by Blackbaud (NASDAQ: BLKB), a leading cloud software company, in a cash and stock transaction for approximately $750 million, subject to certain customary adjustments. Hercules cumulatively committed $90.0 million in venture debt financing beginning in April 2018.

Subsequent Events

1.	During April 2022, the Company sold approximately 0.7 million shares of common stock for $13.3 million of net proceeds under the equity ATM program.

Conference Call

Hercules has scheduled its first quarter 2022 financial results conference call for May 5, 2022 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 6863888 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 6863888.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $14.0 billion to over 570 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary, Hercules Adviser LLC (“Hercules Adviser”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). Hercules Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	March 31, 2022	December 31, 2021
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,492,877 and $2,293,398, respectively)	$2,511,227	$2,351,560
Control investments (cost of $85,358 and $84,039, respectively)	76,277	73,504
Affiliate investments (cost of $8,167 and $13,547, respectively)	4,830	9,458

Total investments in securities, at value (cost of $2,586,402 and $2,390,984, respectively)	2,592,334	2,434,522
Cash and cash equivalents	59,330	133,115
Restricted cash	3,127	3,150
Interest receivable	19,648	17,365
Right of use asset	6,142	6,761
Other assets	10,966	5,100

Total assets	$2,691,547	$2,600,013

Liabilities
Debt (net of debt issuance costs)(1)	$1,323,995	$1,236,303
Accounts payable and accrued liabilities	27,228	47,781
Operating lease liability	6,876	7,382

Total liabilities	$1,358,099	$1,291,466
Net assets consist of:
Common stock, par value	124	117
Capital in excess of par value	1,178,019	1,091,907
Total distributable earnings	155,305	216,523

Total net assets	$1,333,448	$1,308,547

Total liabilities and net assets	$2,691,547	$2,600,013

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	123,194	116,619
Net asset value per share	$10.82	$11.22

(1)

The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, 2033 Notes, January 2027 Notes, July 2024 Notes, March 2026A and B Notes, and September 2026 Notes as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Investment income:
Interest income
Non-control/Non-affiliate investments	$60,090	$62,982
Control investments	1,115	799
Affiliate investments	1,047	1

Total interest income	62,252	63,782
Fee income
Non-control/Non-affiliate investments	2,889	4,969
Control investments	16	8
Affiliate investments	—	—

Total fee income	2,905	4,977

Total investment income	65,157	68,759
Operating expenses:
Interest	11,647	14,750
Loan fees	1,842	2,800
General and administrative	3,818	3,596
Tax Expenses	712	1,438
Employee compensation
Compensation and benefits	8,329	9,804
Stock-based compensation	4,424	2,744

Total employee compensation	12,753	12,548

Total gross operating expenses	30,772	35,132

Expenses allocated to the Adviser Subsidiary	(1,402)	(933)

Total net operating expenses	29,370	34,199

Net investment income	35,787	34,560
Net realized gain (loss) and change in unrealized appreciation (depreciation):
Net realized gain (loss)
Non-control/Non-affiliate investments	(2,467)	7,770
Affiliate investments	3,772	—
Loss on debt extinguishment	(3,686)	—

Total net realized gain (loss)	(2,381)	7,770

Net change in unrealized appreciation (depreciation)
Non-control/Non-affiliate investments	(38,949)	18,022
Control investments	1,454	1,702
Affiliate investments	753	2,109

Total net unrealized appreciation (depreciation)	(36,742)	21,833

Total net realized gain (loss) and net change in unrealized appreciation (depreciation):	(39,123)	29,603

Net increase (decrease) in net assets resulting from operations	$(3,336)	$64,163

Net investment income before investment gains and losses per common share:
Basic	$0.30	$0.30

Change in net assets resulting from operations per common share:
Basic	$(0.03)	$0.56

Diluted	$(0.03)	$0.55

Weighted average shares outstanding:
Basic	118,296	114,304

Diluted	118,296	114,803

Distributions paid per common share:
Basic	$0.48	$0.37